Exhibit 4.3

___________________________________

CENVEO CORPORATION

the GUARANTORS named in Schedule I hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
___________________________________

SECOND SUPPLEMENTAL INDENTURE
Supplementing the Indenture of
June 13, 2008
___________________________________

Dated as of October 15, 2009

10.5% SENIOR NOTES DUE 2016

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of October 15, 2009, is among Cenveo Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined herein) listed on Schedule I hereto (each a “Guarantor” and collectively the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, in connection with the issuance by the Company of its 10.5% Senior Notes due 2016 (the “Notes”), in the aggregate principal amount of $175,000,000, the Company, the Guarantors and the Trustee entered into an indenture dated as of June 13, 2008 (as supplemented by the First Supplemental Indenture dated as of August 20, 2008, the “Indenture”); and

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes without the consent of any holder of any outstanding Notes; and

WHEREAS, the Company has authorized the execution and delivery of this Second Supplemental Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee have been done.

NOW THEREFORE, WITNESSETH, that, for and in consideration of the premises, and in order to comply with the terms of Section 4.14 and Article Nine of the Indenture, the Company agrees with the Guarantors and the Trustee as follows:

ARTICLE 1.
ADDITION OF GUARANTORS

SECTION 1.01.	ADDITIONAL GUARANTORS

Effective as of the Operative Date (as hereinafter defined), in accordance with the terms of the Indenture, each of Nashua Corporation and Nashua International, Inc. (collectively, the “Additional Guarantors”) hereby agrees (a) to become a Guarantor in respect of the Notes and the other obligations of the Company guaranteed by the Guarantors pursuant to Article 10 of the Indenture, with the same force and effect as if it were an original party to the Indenture in such capacity, (b) that each reference in the Indenture to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (c) to be obligated and bound by all the terms, provisions and covenants under the Indenture (including, without limitation, Article 10 thereof) which are binding on a Guarantor.

ARTICLE 2.
MISCELLANEOUS

SECTION 2.01.	OPERATIVE DATE

This Second Supplemental Indenture is effective when executed (the “Operative Date”).

SECTION 2.02.	COUNTERPART ORIGINALS

The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall constitute the same agreement.

SECTION 2.03.	GOVERNING LAW

This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

SECTION 2.04.	TRUSTEE’S DISCLAIMER

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date and year first written above.

CENVEO CORPORATION

By:	/s/ Kenneth P. Viret
Name:	Kenneth P. Viret
Title:	Chief Financial Officer

EACH ENTITY LISTED ON SCHEDULE I HERETO

By:	/s/ Kenneth P. Viret
Name:	Kenneth P. Viret
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Susan Freedman
Name:	Susan Freedman
Title:	Vice President

SECOND 10.5% SUPPLEMENTAL INDENTURE